Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this filing relating to the Common Stock of Yuma Energy, Inc., a Delaware corporation, shall be filed on behalf of the undersigned.

DAVIS PETROLEUM INVESTMENT, LLC

By:	Evercore Partners II LLC, its managing member

By:	/s/ Robert Walsh
	Name:	Robert Walsh
	Title:	Authorized Person

EVERCORE PARTNERS II LLC

By:	/s/ Robert Walsh
	Name:	Robert Walsh
	Title:	Authorized Person